INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF
EMERALD DAIRY INC.’S OFFER TO AMEND AND EXCHANGE

1.  REVIEW THE OFFER.  Please carefully review the Offer to Amend and Exchange, dated as of June 19, 2009.  If you would like an additional copy of the Offer to Amend and Exchange or a copy of any other related document, you may request one by contacting Computershare Inc. by telephone at 800-546-5141.

2.  TO PARTICIPATE IN THE OFFER.  To participate in the offer, you must properly complete, sign, date and deliver to us the Election Form, deliver to us your original executed warrants and your cash payment (to the extent you have elected to exercise any of your eligible warrants at the reduced cash exercise price) before midnight, Eastern Time on July 24, 2009, unless extended.  WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.  Delivery will be deemed made only when the Election Form, your eligible warrants and your cash payment, are actually received (not postmarked) by us. The acceptable method of delivering the Election Form and your warrants is:

BY MAIL OR COURIER SERVICE, TO:

Computershare Inc., 250 Royall Street, Canton, MA 02021, Attn.: Voluntary Offers

We urge you to mail sufficiently in advance of the expiration of the offer to ensure we receive it prior to the expiration of the offer.  We also recommend that you use certified mail with return receipt requested.  You should retain the return receipt for your records.  Any type of delivery is at your own expense.  Please note that delivery of the Election Form by facsimile will not be accepted.

If you do not submit an Election Form with your warrants and cash payment prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer.  In that case, (a) your warrants will remain outstanding until they terminate or are exercised and (b) you will have no rights to any amended warrants.

We are making this offer only to “accredited investors,” as defined under rule 501(a) of Regulation D of the Securities Act of 1933.  If you do not indicate your qualification as an “accredited investor” by checking the appropriate box on the Election Form, your tender of warrants, whether or not otherwise eligible, will be rejected.

3.  ACCEPTANCE OF WARRANTS FOR AMENDMENT.  When we accept your tendered warrants and we amend them and accept them for exercise concurrently with the expiration of the offer, you will have no further rights to them.

4.  PARTIAL TENDERS.  If fewer than all of the eligible warrants evidenced by any certificate are to be tendered, fill in the number of warrants that are to be tendered for each class of warrants you hold.  In that case, if any tendered warrants are accepted, a new certificate for the remainder of the warrants (including any warrants not accepted) evidenced by the old certificate(s) will be issued and sent to the registered holder(s) promptly after the expiration date.  Unless otherwise indicated, all warrants indicated on the Election Form will be deemed to have been tendered.  In each case, warrants will be returned or credited without expense to the warrant holder.

5.    ODD LOTS.  As described in Section 4 of the Offer to Amend and Exchange, if we accept less than all warrants tendered and not withdrawn before the applicable expiration date, the warrants accepted first will consist of all eligible warrants tendered by any warrant holder who owns, beneficially or of record, an aggregate of fewer than 100 eligible warrants, and who tenders all of those warrants.  Even if you otherwise qualify for the "odd lot" preferential treatment, you will not receive the preferential treatment unless you complete the box captioned "Odd Lots" in the Election Form.

6.    CONDITIONAL TENDERS.  As described in Section 4 of the Offer to Amend and Exchange, you may condition your tender on all or a minimum number of your tendered eligible warrants being accepted. To make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in the Election Form and must indicate the minimum number of warrants that must be accepted from you if any are to be accepted.  Odd lot warrants, which will not be subject to proration, cannot be conditionally tendered.

As discussed in Section 4 of the Offer to Amend and Exchange, proration may affect whether the Company accepts conditional tenders and may result in eligible warrants tendered conditionally not being accepted if the required minimum number of warrants would not be accepted.  If, because of proration, the minimum number of eligible warrants that you designated will not be accepted, the Company may accept conditional tenders by random lot, if necessary.  However, to be eligible for acceptance by random lot, you must have tendered all your eligible warrants and checked the box to indicate that.  Upon the selection by lot, if any, the Company will limit the acceptance in each case to the designated minimum number of eligible warrants.

All tendered eligible warrants will be deemed unconditionally tendered unless the "Conditional Tender" box is checked and appropriately completed.  We urge each warrant holder to consult his or her own tax advisor when deciding whether to tender warrants conditionally.

7.  ORDER OF PURCHASE IN EVENT OF PRORATION.  As described in Section 4 of the Offer to Amend and Exchange, warrant holders may designate the order in which their eligible warrants are to be accepted for exchange in the event of proration.  The order of acceptance may have an effect on the federal income tax classification of any gain or loss on the warrants accepted for exchange and exercise.

8.  TO WITHDRAW ELECTION.  To withdraw from the Offer, you must properly complete, sign, date and deliver to Computershare Inc. the Withdrawal Form before midnight, Eastern Time, on July 24, 2009, unless extended.  Delivery will be deemed made only when the Withdrawal Form is actually received (not postmarked) by Computershare Inc.  Withdrawal Forms must be delivered according to the acceptable method of delivery indicated above in the section “To Participate in the Offer.”  Once you have withdrawn your tendered warrants, you may retender your warrants before the expiration of the Offer only by again following the delivery procedures described above in the section “To Participate in the Offer.”  We will return to you your previously tendered warrants and refund your cash payment promptly after Computershare Inc. receives the Withdrawal Form pursuant to the terms of the Offer.  Please note that delivery of the Withdrawal Form by facsimile will not be accepted.

9.   IRREGULARITIES.   All questions as to the number of eligible warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exercise of any tender of warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts.  The Company reserves the absolute right to reject any or all tenders of warrants it determines not to be in proper form or to reject those warrants, the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful, subject to the judgments of any court.  The Company also reserves the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular warrants, and the Company's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties, subject to the judgments of any court.  No tender of warrants will be deemed to be properly made until all defects and irregularities have been cured or waived.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine.  Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

10.  QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES.  Questions and requests for assistance should be directed to the Exchange Agent, Computershare Inc., by telephone at (800) 546-5141, or by mail at Computershare Inc., 250 Royall Street, Canton, MA 02021, Attn.: Voluntary Offers. Additional copies of the Offer to Amend and Exchange, the Election Form and other related materials may be obtained from the Exchange Agent.